EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the use in this Registration Statement (No. 333-136279) on Form S-1 (Amendment No. 3) of US BioEnergy Corporation of the following reports appearing in the Prospectus, which is part of this Registration Statement:
•	our report dated January 27, 2006 relating to our audits of the consolidated balance sheets of US BioEnergy Corporation and subsidiaries as of December 31, 2004 and 2005, and the related consolidated statements of operations, shareholders’ equity and cash flows for the period from October 28, 2004 (date of incorporation) to December 31, 2004 and the year ended December 31, 2005,

•	our report dated June 21, 2006 relating to our audit of the consolidated statements of operations, members’ equity and cash flows of United Bio Energy, LLC for the period from January 1, 2005 to April 30, 2005,

•	our report dated June 9, 2006 relating to our audits of the consolidated balance sheets of Platte Valley Fuel Ethanol, LLC and subsidiary as of December 31, 2004 and 2005 and the related consolidated statements of operations, members’ equity and cash flows for each year in the three year period ended December 31, 2005, and

•	our report dated June 10, 2006 relating to our audits of the statements of operations, members’ equity and cash flows of US Bio Woodbury, LLC (formerly Superior Corn Products, LLC) (a development stage company) for the period from January 1, 2005 to April 30, 2005 and for the period from October 1, 2004 to April 30, 2005 that are incorporated into the accompanying financial statements.
We also consent to the use in this Registration Statement on Form S-1 of US BioEnergy Corporation of our report dated January 27, 2006, relating to the financial statement Schedule II appearing elsewhere in this Registration Statement.
We also consent to the reference to our firm under the caption “Experts” in such Prospectus.

McGladrey & Pullen, LLP

Sioux Falls, South Dakota
October 27, 2006